Exhibit 99.1

Contacts:

For More Information:

CCG Investor Relations Crocker Coulson, President 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 crocker.coulson@ccgir.com	Applied Imaging Corp. Robin Stracey, Chief Executive Officer 120 Baytech Drive, San Jose, CA 95134 (408) 719-6459 rstracey@aicorp.com

FOR IMMEDIATE RELEASE:

Applied Imaging Files Restated SEC Reports and Announces Third-Quarter 2004 Results

San Jose, CA, March 3, 2005 – Applied Imaging Corp. (Nasdaq: AICXE) today announced that it has filed with the Securities and Exchange Commission (SEC) the Company’s restated financial statements on Form 10-K/A for the fiscal year ended December 31, 2003, its quarterly financial statements on Form 10-Q/A for the first and second quarters of the fiscal year ending December 31, 2004, and its Form 10-Q for the third quarter ended September 30, 2004.

Third Quarter Financial Results

Revenues for the three months ended September 30, 2004 were $5.7 million, an increase of 39.0% as compared to $4.1 million, as restated, for the third quarter of 2003. The $1.6 million increase in revenues in the third quarter was due primarily to the recognition of revenue on Ariol® systems from sales contracts entered into in prior periods and for which the Company has now fulfilled all obligations under the terms of the original sales contract. Revenue from these sales contracts was deferred from prior periods because the company had not at the time completed development of the feature-rich Ariol® 2.0 software release. Ariol® 2.0 was commercialized in August 2004.

Gross profit increased to $3.2 million in the third quarter of 2004, from $2.2 million in the third quarter of 2003, as restated. Gross margin for the third quarter of 2004 was 55.6%, as compared to 55.1% in the prior year period.

Operating expenses were $3.4 million for the quarter, as compared to $3.5 million in the third quarter of 2003.

March 3, 2005	Applied Imaging Announces Third-Quarter 2004 Results	Page 2

The Company reported a net loss of $237,000, or $0.01 per share, for the quarter, as compared to a loss of $1,233,000, as restated, or $0.08 per share, in the third quarter of 2003.

Nine Months Financial Results

Revenues for the nine months ended September 30, 2004 were $14.9 million, an increase of 7.7% as compared to $13.8 million, as restated, for the corresponding period in 2003.

For the nine months ended September 30, 2004, gross profit increased by 9.2% to $8.8 million, from $8.1 million, as restated, in the same period of 2003. Gross margin for the first nine months of 2004 was 59.0%, as compared to 58.2%, in the prior year period.

Operating expenses were $10.6 million for the first nine months of 2004, as compared to $10.2 million for the same period of 2003.

The Company reported a net loss of $1.9 million, or $0.11 per share, for the first nine months of 2004, as compared to a loss of $2.1 million, as restated, or $0.13 per share, in the comparable period of 2003.

Financial Condition

Cash used by operations in the nine months ended September 30, 2004 was $476,000, compared to $615,000 provided by operations in the first nine months of 2003. Net cash used in operations in the first nine months of 2004 resulted primarily from a $1.9 million operating loss and a reduction in deferred revenue of $1.0 million, largely offset by a reduction of $1.4 million in accounts receivable and a deferred rent incentive received for our new office facilities of $695,000.

As of September 30, 2004, the Company had cash and cash equivalents of $4.0 million and working capital of $2.0 million, compared to $2.0 million and $340,000, respectively, at December 31, 2003.

Restated Financials Results for 2004 and 2003 Periods

On November 15, 2004, the Company announced its intent to restate the financial results for the fiscal year ended December 31, 2003 and the quarterly financial results for the first and second quarters of the fiscal year ending December 31, 2004. During the third quarter of 2004, a transaction, which was recorded in June 2004, was identified where revenue was recognized in a manner inconsistent with the Company’s policies and procedures then in effect.

Following the identification of this transaction, the Audit Committee commenced an investigation. During the course of its investigation, the Audit Committee identified several revenue transactions principally recorded in fiscal 2002 and 2003 involving its Cytovision and Ariol systems in which commitments were made for the future delivery of software

March 3, 2005	Applied Imaging Announces Third-Quarter 2004 Results	Page 3

applications then under development. Statement of Position (SOP) 97-2 “Software Revenue Recognition” requires that vendor specific objective evidence (VSOE) of the price attributable to the fair value of such “future deliverables” be established in order to recognize a portion of revenue in the reporting period in which the sale was originally made. The Company did not have VSOE established for these “future deliverables” at the time revenue was initially recognized. The investigation also uncovered certain other transactions identified where the Company recognized revenue inappropriately or without the criteria necessary for revenue recognition under SOP 97-2. As a result, the Company subsequently decided to restate its 2002 financial results as well.

As previously reported on the Company’s Current Report on Form 8-K dated November 10, 2004, the Company estimated that the adjustments to its income statement related to the transactions investigated would result in the deferral of $1.0 million to $1.5 million in previously recognized revenues from 2003 until the third and fourth quarter reporting periods in 2004. The Company also estimated that approximately $0.3 million to $0.5 million in revenues previously recognized related to the investigated transactions in the first half of 2004 would be deferred until the third and fourth quarters of 2004. The actual impact of the adjustments to the Company’s income statement related to the investigated transactions was as follows:

•	For the year ended December 31, 2002, revenue was reduced by $0.6 million from $21.2 million to $20.6 million, as restated, and loss per share increased by ($0.03) from ($0.03) to ($0.06), as restated.

•	For the year ended December 31, 2003, revenue was reduced by $1.2 million from $20.2 million to $19.0 million, as restated, and loss per share increased by ($0.05) from ($0.13) to ($0.18), as restated.

•	For the quarter ended March 31, 2004, revenue was increased by $0.1 million from $4.8 million to $4.9 million, as restated, and there was no impact on loss per share of ($0.04).

•	For the quarter ended June 30, 2004, revenue was increased by $0.1 million from $4.1 million to $4.2 million, as restated, and there was no impact on loss per share of ($0.06).

Additional details concerning the impact of the restatements are available from the Company’s restated filings on the SEC’s website at http://www.sec.gov

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and cancer applications. The Company markets a wide range of imaging and image analysis systems for fluorescence and brightfield microscopy, including the Company’s Ariol®, SPOT™ and CytoVision® product families. Applied Imaging has installed over 4,000 systems in over 1,000 laboratories in more than 60 countries. The Company is also developing a system for the detection, quantification and characterization of circulating tumor cells from the blood of cancer patients. More information about Applied Imaging can be found at www.aicorp.com.

March 3, 2005	Applied Imaging Announces Third-Quarter 2004 Results	Page 4

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, the Company’s ability to maintain its listing on the Nasdaq SmallCap market, the Company’s future financial performance, financial condition and future needs for liquidity, anticipated demand for the Company’s products,, strategies to enhance profitability, our ability to research, develop, patent and commercialize new technology to detect and characterize circulating tumor cells in peripheral blood, as well as regulatory approval, clinical value and market size for such a technology. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including the failure of Applied Imaging to successfully develop its cancer diagnostics or genetic instrument business, potentially unacceptable results from its preclinical and clinical trials of circulating tumor cell enrichment methods and other such factors as set forth in Applied Imaging’s filings with the Securities and Exchange Commission, including the Form 10-KA for the Fiscal Year Ended December 31, 2003. The forward-looking statements in this news release are made as of March 1, 2005, and Applied Imaging is under no obligation to revise or update the forward-looking statements.

- Financial Tables Follow -

Applied Imaging Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2004	Restated 2003	2004	Restated 2003
Revenues	$5,709	$4,084	$14,895	$13,827
Cost of revenues	2,535	1,834	6,103	5,775

Gross profit	3,174	2,250	8,792	8,052

Operating expenses:
Research and development	887	980	2,622	2,761
Sales and marketing	1,619	1,793	4,956	5,438
General and administrative	910	709	3,040	1,978

Total operating expenses	3,416	3,482	10,618	10,177

Operating loss	(242)	(1,232)	(1,826)	(2,125)

Other income (expense), net	5	(1)	(85)	30

Net loss	$(237)	$(1,233)	$(1,911)	$(2,095)

Net loss per share - basic and diluted	$(0.01)	$(0.08)	$(0.11)	$(0.13)

Weighted average shares outstanding - basic and diluted	19,073	15,961	17,885	15,938

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30, 2004	December 31, 2003
ASSETS

Cash, cash equivalents and restricted cash	$4,133	$2,225
Current Assets	11,562	10,561
Total assets	$15,245	$13,888

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$9,526	$10,221
Total liabilities	10,423	11,022
Stockholders’ equity	4,822	2,866
Total liabilities and stockholders’ equity	$15,245	$13,888

Applied Imaging Corp. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands, except per share data)

	Nine months ended September 30,
	2004	Restated 2003
Cash flows from operating activities:
Net loss	$(1,911)	$(2,095)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	429	465
Provision for doubful accounts	—	(100)
Loss on sale of property and equipment	—	2
Changes in operating assets and liabilities:
Trade accounts receivable	1,353	2,698
Inventories	(413)	198
Prepaid expenses and other current assets	(33)	(536)
Other assets	99	(213)
Accounts payable	22	(500)
Accrued expenses	245	66
Deferred revenues	(962)	630
Deferred rent incentive	695	—

Net cash provided by (used in) operating activities:	(476)	615

Cash flows from investing activities:

Purchases of property and equipment	(884)	(259)

Net cash used in investing activities	(884)	(259)

Cash flows from financing activities:
Net proceeds from issuance of common stock	3,867	56
Bank loan proceeds	8,521	9,009
Bank loan payments	(9,120)	(10,190)
Restricted cash	(2)	(11)

Net cash provided by (used in) financing activities:	3,266	(1,136)

Net increase in cash and cash equivalents	1,906	(780)
Cash and cash equivalents at the beginning of period	2,047	2,897

Cash and cash equivalents at end of period	$3,953	$2,117